Exhibit 10.12

[*] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Amendment to License Agreement between CGA 369 Intellectual Holdings, Inc and Kiromic, Inc

Date: October 16, 2019

“Improvements” shall mean any patent application that are developed by an inventor which if practiced would infringe or be necessary or useful in the practice of any of the Licensed Patents. For clarity, Improvements are included as a Licensed Patents, if any new IP or know-how is either developed, discovered, or applied as a result of utilizing, implementing, or incorporating the licensed technology of which the new IP will be the sole property of the Licensee.

3.1. License Fee.

Conditioned upon the result of a sublicense with a third-party entity an upfront fee of no less than *. COMPANY shall pay LICENSOR a one-time payment of no less than * (collectively “Conditions for License Fee”).

CGA 369 INTELLECTUAL HOLDINGS INC

By:	/s/ David Aguilar

Name:	David Aguilar

Title:	President/CEO

Kiromic

By:	/s/ Maurizio Chiriva-Internati

Name:	Maurizio Chiriva-Internati

Title:	CEO